Exhibit 10.1

                              EMPLOYMENT AGREEMENT

AGREEMENT dated June 1, 2003, between Direct Casket Delivery and Distribution Corporation ( the "Company") and Don A. Paradiso ( the "Employee").

      1. The Company employs the Employee as President, and the Employee agrees to be employed, on the following terms and conditions:

      2. TERM OF EMPLOYMENT. Subject to the provisions for earlier termination herein, employment will begin on June 1, 2003 and continue for a period of five years.

      3. SALARY AND OTHER COMPENSATION. The Company shall pay Employee a "base salary" of $104,000 per year, payable every two weeks. Base salary shall be increased to $156,000 per year commencing January 1, 2005. Thereafter, base salary shall be increased by at least 5% per annum during the balance of the initial term of this agreement. The Employee's base salary shall not be decreased at any time during the term of this agreement unless the Employee agrees otherwise in writing. However, no salary shall be paid under the terms of this agreement until such time as the Company has available at least $200,000 in working capital on hand. Further, base salary shall not increase to $156,000 per year on January 1, 2005 unless and until the Company has $300,000 in working capital on hand and annual gross revenues of at least $400,000. Participation in deferred compensation, discretionary bonuses, retirement and other employee benefit plans shall not reduce the base salary payable to the Employee.

          4. DUTIES AND POSITION. Employee's duties will be as set forth by the Board of Directors. The Employee's duties may be reasonably changed, increased or reduced at the Company's discretion, consistent with the Employee's educational background, experience and abilities. The Company shall own all of the work done by the Employee for the Company.

            5. EMPLOYEE SHALL DEVOTE FULL TIME TO COMPANY. The Employee will devote full time and attention to the business of the Company, however nothing contained within this agreement shall require the employee to be physically present at the offices of the Company for any minimum period of time per week.

         6. CONFIDENTIALITY OF CUSTOMER LIST. Since the list of the Company's customers is a valuable, special and unique asset of the Company, the Employee agrees that during or after the term of his or her employment, not to reveal the list, or any part of it, or other trade secret to any person, firm, corporation, association, or any other entity. The Company shall be entitled to restrain the Employee from disclosing the list, or any other trade secret, or from rendering any services to any entity to whom the list has been or is threatened to be disclosed. The right to an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages.

         7. EXPENSE REIMBURSEMENT. The Company shall reimburse the Employee for all business expenses within 30 days after the Employee presents an account. Such expenses shall be incurred in accordance with the policies established by the Company. Any expenditure in excess of $250.00 must be pre-approved by the Company.

         8. VACATION. The Employee is entitled to an annual vacation of four weeks, or such longer period as the Board may approve, at full pay. The Employee shall take his yearly vacation at a time convenient to the Company.



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         9. DISABILITY. If the Employee cannot perform his duties due to illness or incapacity for more than 120 days, the Company may terminate the Employee. During the disability period of 120 days, the employee shall continue to receive his base salary. The Company will, when in the discretion of the Board of Directors it is financially sound to do so, purchase Company-paid disability insurance for the benefit of the Employee.

         10. TERMINATION OF AGREEMENT.

         (A) The Company may terminate this agreement at any time due to the death of the Employee, disability of the Employee as defined herein for a period of greater than 120 days, or for "cause". Cause shall be defined as (1) willful misconduct by the Employee that causes actual and substantial damage to the business and operations of the Company, or (2) conviction of the Employee of a Felony.
         (B) Employee may terminate this agreement upon thirty days written notice to the Company.

         11. OTHER BENEFITS. The Company will pay to the Employee's estate, any money due to the employee under the terms of this agreement should the employee die during the term hereof as if the employee had survived. The Employee shall be entitled to participate in any plan of the Company relating to stock options, restricted stock, employee stock purchase or ownership, pension, thrift, profit sharing, education, retirement or any other employee benefit plans or arrangements that the Company has adopted or will adopt for the benefits of its employees. At the present time the Company does not have an employee stock option or employee bonus plan.

         12. NON-COMPETITION, OTHER CONDITIONS. As a condition of employment, if the Employee leaves the Company, or if the Employee is terminated by the Company for cause, then for twelve months the Employee shall not, directly or indirectly work for, act as an independent contractor for, own, manage, operate, or control any business similar to that conducted by the Company operating in the same geographic territories as the Company.

         13. EFFECT OF PRIOR AGREEMENT. This agreement supersedes any prior agreement between the Company and the Employee.

         14. SETTLEMENT BY ARBITRATION. Any claim or controversy that arises out of or relates to this agreement, or the breach thereof, will be settled by arbitration in accordance with the prevailing rules of the American Arbitration Association by a one-arbitrator panel sitting in Miami, Florida, U.S.A. using Florida law. Judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards.

         15. LIMITED EFFECT OF WAIVER. If the Company or the Employee waives a breach of any provision of this agreement, that waiver will not operate or be construed as a waiver of any succeeding breach.

         16. SEVERABILITY. If, for any reason, any provision of this agreement is held invalid, the other provisions of this agreement will remain in effect, insofar as is consistent with law. If this agreement is held invalid or cannot be enforced, then the prior agreement between the Company and the Employee will be deemed reinstated.

         17. ASSUMPTION OF AGREEMENT BY SUCCESSORS AND ASSIGNEES. The rights and obligations under this agreement will inure to the benefit and be binding upon the parties and their successors and assignees.



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         18. ORAL MODIFICATIONS NOT BINDING, BOARD APPROVAL REQUIRED. This
instrument is the entire agreement. Oral changes will have no effect. This agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. The Employee is advised that Direct Casket Delivery and Distribution Corporation is a public company with an independent Board of Directors. This agreement is not binding upon the Company until approved by the Company Board.

         IN WITNESS WHEREOF, the parties have executed this agreement on June 1, 2003.

Direct Casket Delivery and Distribution Corporation


By: /s/ Don A. Paradiso, Pres.
        ---------------------------
        AUTHORIZED SIGNATURE


    /s/ Don A. Paradiso
        ---------------------------
        Don A. Paradiso
        Employee